Exhibit 16.1

November 13, 2008

Securities & Exchange Commission
100 F Street,  N.E.
Washington, DC  20549

Re:    Monument Resources, Inc.

Dear Commission:

We have read the statements of Monument Resources, Inc., included under Item 4.01 of Form 8-K, with respect to this firm’s resignation as the registered independent accounting firm of Monument Resources, Inc. that occurred on November 13, 2008.  We agree with the statements made in response to that Item insofar as they relate our firm.

Very Truly Yours,

/s/ Gordon, Hughes & Banks, LLP

Gordon, Hughes & Banks, LLP